SCHEDULE 14A INFORMATION
                                 (Rule 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934


Filed by the Registrant                        [X]

Filed by a Party other than the Registrant     [ ]

Check the appropriate box:

     [ ] Preliminary Proxy Statement

     [ ] Confidential, for Use of the Commission Only
         (as permitted by Rule 14a-6(e)(2))

     [X] Definitive Proxy Statement

     [ ] Definitive Additional Materials

     [ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14(a)-12



                                 MGI Properties
--------------------------------------------------------------------------------
                  (Name of Registrant as Specified In Charter)


--------------------------------------------------------------------------------
      (Name of Person(s) filing Proxy Statement, if other than Registrant)


Payment of Filing Fee (Check the appropriate box):

     [ ] No fee required.

     [X] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

         (1)  Title of each class of securities to which transaction applies:


--------------------------------------------------------------------------------

         (2)  Aggregate number of securities to which transaction applies:


--------------------------------------------------------------------------------

         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

              In accordance with Rule 0-11(c), the fee was calculated to be one-fiftieth of one percent of the aggregate of the cash and value of securities and other property to be distributed to the shareholders of MGI Properties.
--------------------------------------------------------------------------------

         (4)  Proposed maximum aggregate value of transaction: $454,123,133


         (5)  Total fee paid: $90,824.63


     [ ] Fee paid previously with preliminary materials.


     [ ] Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

         (1)  Amount Previously Paid:


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         (2)  Form, Schedule or Registration Statement No.:


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         (3)  Filing Party:


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         (4)  Date Filed:

                                MGI PROPERTIES

                              One Winthrop Square
                          Boston, Massachusetts 02110

                               ----------------

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                               October 14, 1998


To the Shareholders of
 MGI Properties:

     NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders (the "Meeting") of MGI Properties (the "Trust") will be held in the Captain's Room, 33rd Floor, 225 Franklin Street, Boston, Massachusetts, on October 14, 1998 at 10:00 A.M. for the following purposes:

   1. To consider and act upon a proposed Plan of Complete Liquidation and Termination of the Trust which is described in Exhibit A to the accompanying Proxy Statement;

   2. To consider and act upon a proposal to amend the Declaration of Trust's requirements regarding shareholder approval for the disposition of properties of the Trust; and

   3. To consider and act upon such other business as may properly come before the Meeting.

     Only shareholders of record at the close of business on September 1, 1998 will be entitled to vote at the Meeting.

     If you do not expect to attend the Meeting, please sign, date and promptly mail the enclosed proxy in order that your shares may be voted for you. A return envelope is provided for your convenience.

                                        By Order of the Trustees,


                                        W. Pearce Coues
                                        Chairman of the Board of Trustees

Dated: Boston, Massachusetts
       September 10, 1998

     MGI PROPERTIES is a Massachusetts trust and all persons dealing with the Trust must look solely to the property of this Trust for the enforcement of any claims against the Trust. Neither the Trustees, officers, agents nor shareholders of this Trust assume any personal liability for obligations entered into on its behalf.

     This Notice also includes a Notice regarding appraisal rights of dissenting shareholders.

                      (This page intentionally left blank)

                                MGI PROPERTIES

                              One Winthrop Square
                          Boston, Massachusetts 02110


                               ----------------

                        SPECIAL MEETING OF SHAREHOLDERS
                                October 14, 1998

                               ----------------

                                PROXY STATEMENT

     This Proxy Statement is being mailed to the shareholders of MGI Properties (the "Trust") on or about September 10, 1998, in connection with the solicitation by the Trust's Board of Trustees (the "Board of Trustees") of proxies for a Special Meeting of Shareholders (the "Meeting") to be held in the Captain's Room, 33rd Floor, 225 Franklin Street, Boston, Massachusetts, on October 14, 1998. The Meeting has been called for the following purposes: (1) to consider and act upon a proposed Plan of Complete Liquidation and Termination of the Trust (the "Plan"); (2) to consider and act upon a proposal to amend the Declaration of Trust's requirements regarding shareholder approval for the disposition of properties of the Trust; and (3) to consider and act upon such other business as may properly come before the Meeting.

     The principal executive office of the Trust is located at One Winthrop Square, Boston Massachusetts 02110. The Trust's telephone number at such office is (617) 422-6000.


                           PROXIES AND VOTING RIGHTS

     The voting securities of the Trust outstanding on September 1, 1998 consisted of 13,761,307 of the Trust's Common Shares (the "Common Shares") entitling the holders thereof to one vote per Common Share. Shareholders of record at the close of business on September 1, 1998 are entitled to notice of and to vote at the Meeting. A majority of the outstanding Common Shares is required to be represented to constitute a quorum for the holding of the Meeting. The affirmative vote of not less than a majority of the outstanding Common Shares entitled to vote on the Plan (Proposal No. 1) is required for the approval of the Plan and the affirmative vote of not less than a majority of the outstanding Common Shares entitled to vote on the amendment to the Declaration of Trust (Proposal 2) is required for the approval of the amendment.

     Votes may be cast in favor, against or withheld; votes that are withheld will have the same effect as votes against the Plan. Under the rules of the New York Stock Exchange (the "NYSE"), brokers who hold Common Shares in street name for customers have the authority to vote, under certain circumstances, on items when they have not received instructions from beneficial owners. Brokers that do not receive instructions are not entitled to vote on Proposal 1 (the Plan) or Proposal 2 (amendment to the Declaration of Trust). Broker non-votes (shares not voted by brokers due to the absence of instructions from street name holders) are not considered voted, present or represented and, therefore, will have the same effect as votes against the Plan and the amendment to the Declaration of Trust.

     All proxies delivered pursuant to this solicitation may be revoked by the person executing the same by notice in writing received at the office of the Trust at any time prior to exercise. If not revoked, the Common Shares represented thereby will be voted at the Meeting. All proxies will be voted in accordance with the instructions specified thereon.

     All expenses in connection with the solicitation will be borne by the Trust. It is expected that the solicitation will be made primarily by mail, but regular employees or representatives of the Trust may also solicit proxies by telephone, telecopier or in person, without additional compensation. Beacon Hill Partners, Inc., a proxy solicitation firm, will assist the Trust in soliciting proxies at a cost of $7,500, plus reasonable out-of-pocket expenses.



                         SECURITY OWNERSHIP OF CERTAIN
                       BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth information concerning ownership of the Common Shares as of September 1, 1998 by (i) each executive officer of the Trust, (ii) each Trustee of the Trust, (iii) all executive officers and Trustees of the Trust as a group, and (iv) each person who, to the knowledge of management, owned beneficially more than 5% of the Common Shares. Unless otherwise indicated, the address of each person listed below is One Winthrop Square, Boston, Massachusetts 02110.


                                                                             Common Shares
                          Beneficial Owner(1)                             Beneficially Owned     Percent of Class(2)
----------------------------------------------------------------------   --------------------   --------------------
 George S. Bissell ...................................................            26,000(3)                *
 W. Pearce Coues .....................................................           486,600(4)              3.5%
 Davenport & Co. of Virginia, Inc.
  901 E. Cary Street
  Suite 1110
  Richmond, Virginia 23219 ...........................................           824,274(5)              6.0%
 Francis P. Gunning ..................................................            26,000(6)                *
 George M. Lovejoy, Jr. ..............................................            25,300(7)                *
 Robert M. Melzer ....................................................            21,500(8)                *
 William F. Murdoch, Jr. .............................................            26,000(3)                *
 Rodger P. Nordblom ..................................................            26,800(6)                *
 Phillip C. Vitali ...................................................           299,526(9)              2.1%
 David D. Wamester ...................................................            35,347(10)               *
 Robert Ware. ........................................................           228,500(11)             1.6%
 Karl W. Weller. .....................................................           217,904(12)             1.6%
 All Executive Officers and Trustees as a group (11 persons) .........         1,419,477(13)             9.5%

------------
*   Less than 1%.

 (1) Except as outlined herein, the persons named in the table, to the Trust's knowledge, have sole voting and dispositive power with respect to all shares shown as beneficially owned by them, subject to community property laws where applicable and the information contained in the footnotes hereunder.

 (2) Calculations assume that all options which are exercisable by such person within 60 days after September 1, 1998 have been exercised.

 (3) Includes presently exercisable options to purchase an aggregate of 25,000 Common Shares granted pursuant to the Trust's 1988 Stock Option Plan for Trustees (the "1988 Trustees Plan") and the Trust's 1994 Trustees Stock Option Plan (the "1994 Trustees Plan").

 (4) Includes 355,439 presently exercisable options and excludes 20,000 options not presently exercisable, to purchase an aggregate of 375,439 Common Shares granted pursuant to the Trust's 1982 Stock Option Plan for Trustees (the "1982 Trustees Plan"), the 1988 Stock Option and Stock Appreciation Rights Plan for Key

     Employees (the "1988 Employee Plan"), the 1988 Trustees Plan, the Trust's 1994 Employee Stock Option and Stock Appreciation Rights Plan (the "1994 Employee Plan"), the 1994 Trustees Plan and the Trust's 1997 Employee Stock Option, Stock Appreciation Rights and Restricted Stock Plan (the "1997 Employee Plan"). Also includes 207 Common Shares owned by Mr. Coues' wife, as to which Mr. Coues disclaims beneficial ownership.

 (5) Based on a Schedule 13G dated January 23, 1998, Davenport & Co. of Virginia, Inc., a Virginia corporation with its principal place of business located at 901 E. Cary Street, Suite 1100, Richmond, Virginia 23219 ("Davenport"), beneficially owned 824,274 of the then outstanding Common Shares, representing 6.0% thereof as of such date. Of such Common Shares, Davenport had (i) sole voting and dispositive power with respect to 85,613 of such shares and (ii) shared voting and dispositive power with respect to 738,661 of such shares.

 (6) Includes presently exercisable options to purchase an aggregate of 25,000 Common Shares granted pursuant to the 1982 Trustees Plan, the 1988 Trustees Plan and the 1994 Trustees Plan.

 (7) Includes presently exercisable options to purchase an aggregate of 24,025 Common Shares granted pursuant to the 1998 Trustees Plan and the 1994 Trustees Plan.

 (8) Includes presently exercisable options to purchase an aggregate of 20,000 Common Shares granted pursuant to the 1994 Trustees Plan.

 (9) Includes 270,511 presently exercisable options and excludes 17,500 options not presently exercisable, to purchase an aggregate of 288,011 Common Shares granted pursuant to the Trust's 1982 Incentive Stock Option Plan for Key Employees (the "1982 Incentive Plan"), the 1988 Employee Plan, the 1994 Employee Plan and the 1997 Employee Plan.

(10) Includes 35,000 presently exercisable options and excludes 15,000 options not presently exercisable, to purchase aggregate of 50,000 Common Shares granted pursuant to the 1997 Employee Plan.

(11) Includes 178,500 presently exercisable options and excludes 17,500 options not presently exercisable, to purchase an aggregate of 196,000 Common Shares granted pursuant to the 1982 Incentive Plan, the 1988 Employee Plan, the 1994 Employee Plan and the 1997 Employee Plan.

(12) Includes 203,943 presently exercisable options and excludes 17,500 options not presently exercisable, to purchase an aggregate of 221,443 Common Shares granted pursuant to the 1988 Employee Plan, the 1994 Employee Plan and the 1997 Employee Plan.

(13) Includes 1,187,418 presently exercisable options and excludes 87,500 options not presently exercisable, to purchase an aggregate of 1,274,918 Common Shares.


                                PROPOSAL NO. 1

             PROPOSED PLAN OF COMPLETE LIQUIDATION AND TERMINATION

     On June 18, 1998, the Trust publicly announced that its Board of Trustees had decided to undertake a review of strategic alternatives available to the Trust to maximize shareholder value, including a possible liquidation of the Trust's properties. On August 12, 1998, the Trustees unanimously approved the Plan and directed that the Plan be submitted to the Trust's shareholders for approval. At the Meeting, the shareholders of the Trust will be asked to approve the Plan in the form attached to this Proxy Statement as Exhibit A. Approval of the Plan will require the affirmative vote of the holders of at least a majority of the outstanding Common Shares entitled to vote. Trustees and officers of the Trust who own Common Shares (constituting approximately 1.7% of the outstanding shares) have indicated to the Trust that they intend to vote all such shares to approve the Plan. The Board of Trustees believes that the Plan is in the best interests of the Trust and its shareholders and recommends that shareholders vote FOR this proposal. The information that is set forth below is furnished in connection with the proposal.

Reasons for the Liquidation

     The Trust is an unincorporated business trust organized under the laws of the Commonwealth of Massachusetts. The Trust commenced operations in 1971 as a real estate investment trust (a "REIT"). Since that time, the Trust has elected to be treated as a REIT under Sections 856-860 of the Internal Revenue Code of 1986, as amended (the "Code"). The Trust owns and operates a diversified portfolio of income producing real estate, which as of July 31, 1998 consisted of 67 commercial properties and three multi-family residential properties. The commercial portfolio consists of 5.8 million square feet, 87% of which is comprised of office, office/research and development and industrial properties. The multi-family properties consist of three residential communities aggregating 959 units. At July 31, 1998, the commercial and residential properties were 98.2% and 94.9% leased, respectively. Since 1992, the Trust has focused on the commercial segment of the real estate market, specifically office, office/research and development and industrial properties located in New England. At July 31, 1998, 66%, based upon cost, of the Trust's real estate assets were located in New England. During the fiscal year ended November 30, 1997, the Trust began the internalization of the property management function for its New England properties. As of September 1, 1998, the Trust had 4.0 million square feet of space under management. A list of the properties in which the Trust has invested and certain information in respect thereof are set forth on Exhibit B hereto.

     In connection with its review of strategic alternatives, the Trust engaged Ernst & Young LLP ("E&Y") to act as its strategic and financial advisor on July 7, 1998. On June 23, 1998 the Trust retained TC New England Brokerage, doing business as Fallon Hines & O'Connor, a Trammell Crow Company ("FHO" and together with E&Y, the "Advisors"), a real estate services company, to assist in the evaluation of the likely sales prices of the Trust's New England real estate. On August 12, 1998, the Trust retained FHO to act as the Trust's sole and exclusive sales agent for all of the Trust's properties in connection with the Plan. See "Role of Advisors" below. In July 1998, the Trustees, in conjunction with E&Y, initiated a strategic review of alternatives for maximizing shareholder values because of (a) the perceived undervaluation of the Common Shares relative to the value of the Trust's real estate portfolio and (b) the difficulty the Trust had been experiencing in finding new investments which continue to meet its investment and income criteria. Although management has been pleased with the substantial growth the Trust has accomplished under the current business plan and the quality of the Trust's portfolio of properties, it is their belief that it was prudent to reevaluate the Trust's overall business strategy. The Trustees also considered the general state of the real estate market, which in their view had reduced current returns to levels which may be low for income-oriented investors.

     In connection with the strategic review, the Trustees ultimately considered four alternatives: (i) maintaining the Trust's existing investment policy, (ii) modifying the Trust's investment policy, (iii) acquisition of the Trust by, or merger of the Trust with, other business entities, and (iv) liquidation. The Trustees, in conjunction with the Advisors, concluded that liquidation of the Trust's assets and subsequent distribution of the net cash proceeds to shareholders would likely be the best course to maximize value for the Trust's shareholders. Although the Trust's business remains sound and could readily be continued, the Trustees declined the alternative of maintaining the Trust's existing investment policy due to the difficulty the Trust has been experiencing in finding new investments which meet its investment and income criteria. In seeking investments, the Trust is competing with institutional investors, REITs, foreign investors, private funds and other investors which have substantial funds available for investment and which often make their investment evaluations on the basis of criteria different from the Trust's. Such competition has increased in recent months. Additionally, even if investment opportunities were to present themselves in the future, the continuing undervaluation of the Trust's shares in the securities market would restrict the Trust's ability to raise the additional funds required for such investments through the issuance of new securities without diluting existing shareholders. Although the Trust believes it can continue to operate successfully by pursuing its current investment policies, it may be disadvantaged in accessing capital to fund continued growth at a feasible cost. In addition, the Trust has enjoyed a low dividend payout ratio which has provided cash for acquisition of properties and capital improvements due in part to the utilization of loss carryforwards which will be exhausted during the current fiscal year. Accordingly, the Trust will be required to pay higher dividends in the future leaving less cash available for acquisition activities.

     In considering a possible modification of its policies, the Trustees also discussed the feasibility of pursuing an accelerated growth strategy, including other investment opportunities in the New England region and possibly changing its investment criteria and/or expanding its operating capabilities. It was determined that the pursuit of such strategic modifications might also be adversely affected by difficulty in accessing capital (whether debt or equity) at satisfactory cost and could be dilutive to shareholders.

     In consultation with its strategic and financial advisor, E&Y, the Trust also determined to forego an acquisition of another REIT or real estate company, in light of current volatile stock market conditions affecting REITs and the likely high cost of capital and high risk in effecting such an acquisition. The Trustees believe that the appropriate course to maximize shareholder value in the current circumstances is to pursue the sale of its assets pursuant to the Plan rather than to pursue a merger or acquisition of the Trust, based on their belief that the interests of the shareholders would better be served by a sale of the assets and a distribution of the net cash proceeds of the sale to the shareholders, rather than by offering, in effect, a new investment alternative (vehicle) that may be likely to experience some of the same difficulties currently facing the Trust. However, the Trustees reserve the authority and discretion to consider merger or acquisition proposals, if any, from qualifying candidates.

     Based upon management's estimates, including consultation with the Advisors, the Trustees expect that sales of the Trust's assets will be made at prices that will yield aggregate net cash liquidation proceeds of between $30 and $33 per share; however, no assurance can be given that per share net cash proceeds will be within this range or will equal or exceed this range. See "Estimated Amounts Available for Distribution." The timing of any distributions of such net cash proceeds will be affected by, among other things, the timing of sales of assets, income tax considerations and the establishment of reserves. See "Description of the Plan"; "Estimated Amounts Available for Distribution"; "Distributions to Shareholders"; and "Income Tax Consequences of Liquidation." Accordingly, no assurances can be made as to the timing of such distributions, which could be made over a substantial period of time; provided, however, that in accordance with the Plan the final distribution shall be made no later than the second anniversary of the date of the Meeting.

     On June 17, 1998, the business day preceding public announcement of the Trustees' decision to consider strategic alternatives, the high and low prices of the Common Shares on the NYSE were $23-1/4 and $23-1/16, respectively. On June 18, the day of the public announcement, the reported closing price was $24-3/8. On August 12, 1998, the Trust announced that it would submit a Plan of Liquidation to its shareholders for approval. On August 11, the reported closing price was $23-15/16. On August 12, the reported closing price was $24-7/8 prior to a halt in NYSE trading. The opening price on August 13, 1998, upon the resumption of trading on the NYSE, was $27-3/4. See "Market Prices and Dividends."

Description of the Plan

     The following is a brief summary of the Plan. It is qualified in its entirety by reference to the full text of the Plan attached hereto as Exhibit A, and incorporated herein by reference. You are encouraged to read the Plan in its entirety.

     The Plan provides that upon approval thereof by the holders of at least a majority of the Common Shares entitled to vote, the Trust will take such actions as are deemed necessary or appropriate by the Board of Trustees to wind up all Trust business and affairs and to dispose of, by sale, all assets of the Trust. The Plan provides that the Trust's assets may be converted into cash or other assets which may be conveniently distributed to the shareholders. No further approvals by the shareholders will be obtained. It is expected that all of the Trust's assets will be sold for cash.

     To date, no discussions have occurred and no negotiations have been entered into with any prospective buyers with respect to the terms of any liquidating sales, although the Trust has received indications of interest. It is not expected that properties would be sold to any persons deemed to be affiliates of the Trust, though it is possible that one or more shareholders of the Trust who could be deemed "affiliates" of the Trust could purchase properties by virtue of submitting the highest bids in respect of such properties. Each offer to purchase the Trust's assets must be acted upon by the Board of Trustees.

     As part of the Plan, existing debts and obligations of the Trust will be satisfied from existing cash balances and the proceeds of the sale of the Trust's assets. In addition, reserves may be established, as the Board of Trustees deems necessary, for liabilities or expenses, contingent or otherwise, that may arise. The remaining proceeds will be distributed on a schedule established by the Board of Trustees, on a pro rata basis, to the Trust's shareholders as full payment for the Common Shares held by each shareholder. See "Distributions to Shareholders."

     Upon the complete liquidation of the Trust and distribution of its assets to or for the benefit of shareholders, the appropriate officers of the Trust, in accordance with the terms of the Plan, will execute, acknowledge and file an appropriate document with the Secretary of the Commonwealth of Massachusetts which will terminate the existence of the Trust. It is difficult to predict the timing of the sale of the Trust's assets and, consequently, the timing of liquidating distributions to shareholders since to date no discussions have occurred and no negotiations have been entered into with prospective buyers of the Trust's assets. See "Distributions to Shareholders." Although it is expected that the Trust will continue to qualify as a REIT for the period prior to the distribution of the Trust's assets to shareholders (including the transfer of assets of a liquidating trust), no assurance can be given that the Trust will not lose or terminate its status as a REIT as a result of unforeseen circumstances. See "Income Tax Consequences of Liquidation -- Consequences to the Trust."

     No federal or state regulatory approvals are required to consummate the liquidation of the Trust in accordance with the Plan.

Role of Advisors

     On June 23, 1998 the Trust retained FHO to assist in the evaluation of the likely sales prices of the Trust's New England real estate. On July 7, 1998 E&Y was similarly retained with respect to the Trust's non-New England properties. In addition, the Trust also retained E&Y to act as strategic and financial advisor. In August 1998, the Trust retained FHO, a real estate services company to act as the Trust's sole and exclusive sales agent for all of the Trust's properties in connection with the Plan. FHO will have primary responsibility for the marketing and sale of Trust's real properties. It is anticipated that FHO, as exclusive sales agent to the Trust, will market the properties to prospective purchasers, solicit and receive offers to purchase the properties and present such offers to the Board of Trustees for consideration. In deciding whether to accept one or more offers, the Trustees will consider a variety of factors, including the offering price and the ability of the prospective purchaser to finance and close the purchase. The Trust has received an opinion from FHO as to the likely range of sales prices of the properties. Neither the Trust, E&Y nor FHO will seek third party appraisals with respect to any of the Trust's assets.

     As strategic advisor, E&Y will also assist the Trustees in the financial analysis to be considered in pursuing the Plan or other strategic opportunities which may arise, including valuation of consideration, evaluation of terms and conditions and transaction structures and consideration of relative values represented by asset liquidation versus possible entity level transactions. As financial advisor to the Trust, E&Y will assist FHO in connection with the sale of the Trust's real estate assets, including the development and implementation of the marketing plan. It is antici-pated that E&Y, as strategic advisor to the Trust, will, among other things (i) provide financial analysis of the various offers to be considered by the Board of Trustees, (ii) review and monitor the process by which any asset sale, entity level transaction or other action on the part of the Board of Trustees is consummated, (iii) provide merger related services as may be required and
(iv) provide assistance with ancillary relevant analyses (tax consequences, compensation impact).

     FHO, which is a Trammell Crow Company, is a Boston-based commercial real estate brokerage, consulting and advisory firm having a national presence. Since its formation in 1988, FHO has provided real estate consulting services to prominent institutional, corporate and entrepreneurial clients with both a local and national presence.

     E&Y is a nationally-recognized accounting and consulting firm. As part of its business, E&Y is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, liquidations, leveraged buyouts, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate, and other purposes. The Trustees decided to retain E&Y based on its expertise and experience in valuing and marketing real estate portfolios.

     For services rendered in connection with its role as financial advisor, the Trust has agreed to pay E&Y $1.5 million (the "E&Y Fee") in the event of a liquidation or a possible entity transaction (i.e., a merger), to the extent provided in the engagement agreement. For services rendered in connection with its role as strategic advisor, the Trust has agreed to pay E&Y fees based on time incurred at hourly rates with a $75,000 minimum and a $250,000 maximum. In addition, the Trust will reimburse E&Y and FHO for their out-of-pocket expenses not to exceed $650,000 in the aggregate. If at any time during the term of the agreement with FHO (the "FHO Agreement"), a sale of all of the Trust's properties, upon terms acceptable to the Trust in its discretion, shall be consummated by a closing of title to a purchaser to whom the properties were submitted by FHO, the Trust or any other person, or a transaction occurs as a result of which the Trust pays E&Y the E&Y Fee, then the Trust shall pay to FHO a sales commission of $1.5 million (the "FHO Fee"), to the extent provided in the FHO Agreement. Notwithstanding the foregoing, if a sale involving less than all of the properties occurs, the E&Y Fee and FHO Fee shall each be prorated based on the value of the properties sold in proportion to the aggregate value of all the properties. If the Trust terminates the FHO Agreement or withdraws the properties from the market prior to FHO receiving sales commissions of at least $400,000, then the Trust shall pay to FHO the difference between $400,000 and the sales commissions paid to FHO by the Trust under the FHO Agreement through such date. If the Trust abandons the Plan and does not enter into an entity transaction, it will pay E&Y $400,000 for its financial advisory services in addition to the amounts otherwise payable for its strategic advisory services.

Assets Subject to Liquidation

     The Trust has made long-term equity investments in major, completed, income-producing properties such as office buildings, office/research and development buildings, industrial properties, retail centers and apartment complexes. See "Trust Business and Properties." As of July 31, 1998, the Trust's assets consisted primarily of its real estate portfolio of 70 properties. See "Trust Business and Properties -- Trust Investments." The Trust's other assets consist of cash and short-term investments, interest and rents receivable and other assets (principally deferred financing costs and capitalized expenses related to investments). See "Financial Statements" included in the Trust's Annual Report on Form 10-K for the fiscal year ended November 30, 1997 (the "1997 Form 10-K"), the Trust's Quarterly Report on Form 10-Q for the three months ended February 28, 1998 and the Trust's Quarterly Report on Form 10-Q for the three months ended May 31, 1998, copies of which are incorporated herein by reference. See "Trust Business and Properties -- Incorporation of Certain Documents by Reference." The Plan gives the Trust's Board of Trustees the power to sell any and all of the assets of the Trust without further approval by the shareholders. The Trustees intend to conduct the sale of the Trust's assets in an orderly manner, and will seek offers for specific pools of assets, although individual sales of assets may be effected and offers for the entire portfolio of investments may be sought. The Advisors will assist in the sale of the assets, as described above.

     In the course of the implementation of the Plan, the Trust reserves the right to make a distribution to its shareholders on a pro-rata basis of one or more of its existing subsidiary corporations (a "Spinoff"). The Spinoff could consist, for example, of the Trust's property management subsidiary and one or more qualified REIT subsidiary corporations which hold certain properties.

Estimated Amounts Available for Distribution

     It is impossible to determine at this time with any precision the aggregate net proceeds that may ultimately be available for distribution to the Trust's shareholders upon liquidation. That amount will depend upon a variety of factors, including the timing of and the net proceeds realized from the sale of the Trust's assets, as well as the ultimate amounts of liquidation-related expenses and other obligations and liabilities that must be satisfied out of the Trust's assets.

     The prices at which the Trust will seek to sell the Trust's real estate portfolio will be determined by the Trustees with the assistance of the Advisors. To date, no sales prices have been agreed upon with respect to specific portfolio properties, although likely sales prices have been estimated by the Advisors. The assets could be sold to one or more purchasers, in one or more transactions over a period of time, in which case the Trust would continue to operate until all investments are sold or transferred to a liquidating trust. It is the objective of the Trustees to sell the Trust's assets at aggregate sales prices that will yield net cash proceeds of between $30 and $33 per share, however, no assurance can be given that this will be the case. Moreover, in view of the fact that assets may be sold in multiple transactions, the possibility exists that there could be unforeseen events that adversely impact the price of the remaining (unsold) assets, and no assurance can be given that the net proceeds per share will therefore equal such amount.


     As of August 31, 1998, the Trust had outstanding $35.0 million under a $75.0 million unsecured credit facility. If the Plan is approved by the shareholders, it is anticipated that the Trust would repay the debt outstanding under the credit facility.


     The Trust, with the advice of its Advisors, has established "Target" sales prices for specific pools of its portfolio properties. There can be no assurance that any or all of the assets will be sold at the Target sales prices which total approximately $628,000,000 (prior to costs associated with such sales and expenses relating to liquidation) or will be sold at all. The Target sales value was based primarily on an analysis of the portfolio utilizing discounted cash flow, comparable sales, capitalization rate and replacement cost analysis. Additionally, factors such as type of building, location, lease structure, lease turnover risk, in-place rent relative to market and operating and market economics were considered.

     The amount of proceeds received from the disposition of individual assets is dependent on a number of conditions, many of which are beyond the power of the Trust to control, including the condition of the real estate and financial markets. Accordingly, properties may be sold at prices which may be less than their Target values.

     It is currently estimated that the net proceeds from the sale of the Trust's properties and other assets would permit the Trust to make estimated net cash distributions to shareholders aggregating between $30 to $33 per share after allowing for the satisfaction of its known or contingent liabilities and obligations and payment of its liquidation expenses. There can be no assurance as to the amount or nature of the Trust's contingent liabilities, if any.

     At the Target pricing levels the Trust has estimated the aggregate gross cash proceeds from the disposition of all of its real estate investments and other assets at $628,000,000 and has deducted from such estimate the estimated cost of sales (estimated at $7 million), fees to the Advisors and other professionals (estimated at $5.0 million), general and administrative expenses, including compensation and other ongoing operating expenses, as well as all other expenses related to the liquidation, including severance compensation (estimated at $4.2 million), anticipated stock option costs and a reserve of $3.5 million for additional expenses. These costs, together with the repayment of all liabilities, (including bank borrowings existing and estimated unfunded commitments) would result in net cash proceeds of approximately $455,000,000, assuming the properties are sold at the Target price levels.

     Based upon the 13,761,307 shares outstanding as of August 31, 1998, the net liquidation value per share, would be approximately $33 per share if the properties are sold at the Target price levels which have been set by the Trust. For purposes of the shareholder vote on this Proposal, management estimates that sales of the Trust's assets pursuant to the Plan will be made at prices that will yield net cash distributions of between $30 and $33 per share, although there can be no assurance that per share net cash distributions will fall within or reach such range.

     The Plan contemplates disposition of all of the assets of the Trust and distribution of the net proceeds to shareholders, but since the terms of such dispositions have not been determined, the Trust has concluded that pro forma financial information concerning the Plan would not be meaningful or appropriate. The financial statements furnished in the 1997 Form 10-K and the Quarterly Report on Form 10-Q for the period ended May 31, 1998 are incorporated herein by reference. See "Trust Business and Properties -- Incorporation of Certain Documents by Reference."

     The estimates contained in this section are forward-looking statements, and actual results could be affected by many factors, including the market for properties held by the Trust and the estimate of liquidation expenses. The estimates contained in this section also assume the continuation of reasonably stable market conditions during the liquidation period. See "Certain Other Considerations."

Distributions to Shareholders

     Following the sale of the Trust's assets and satisfaction by the Trust, through payment or establishment of reserves, for all of its liabilities and obligations, including the expenses of liquidation, the Trust will distribute to its shareholders on a pro-rata basis the balance of available liquidation proceeds. It is difficult to predict the timing of the sale of the Trust's assets, however it is estimated at the present time that substantially all of the properties will be sold within 12 to 15 months of the adoption of the Plan by shareholders. No assurances can be made as to the actual timing of such sales and subsequent distributions which could be made over a substantial period of time. To date no discussions have occurred and no negotiations have been entered into with any prospective buyers with respect to the terms of any liquidating sales, although the Trust has received indications of interest. See "Trust Business and Properties -- Trust Investments." Accordingly, such distributions could be made over a substantial period of time.

     Distributions to shareholders will be made at such times and upon such terms as determined by the Board of Trustees. The Trustees may from time to time fix a date in respect of any distribution for the determination of the persons to be treated as shareholders of record entitled to receive such distributions. Shareholders will be advised at the time of any such distribution as to the details of the mechanics of distribution and the means by which shares will be cancelled. In the event that assets of the Trust are transferred to a liquidating trust as discussed below, certificates for Common Shares will be deemed to represent a shareholder's interests in the liquidating trust. In the event of multiple sales of assets, certificates for Common Shares as interests in any liquidating trust would not be cancelled until after completion of the final sale.

     Before the final distribution of the Trust's remaining assets to the shareholders, the Common Shares will continue to be transferable and the Trust's shareholders will continue to have such rights as applicable law confers upon shareholders. It is the intention of the Trustees to maintain the listing of the Common Shares on the NYSE until such time as the NYSE causes the Common Shares to be delisted. It is anticipated that the current officers and Trustees will continue to serve in their current capacities until the Trustees deem that their services are no longer necessary. The Trust has entered into severance agreements with several key executives in order to maintain their continued service.

     The Trustees will have the authority to transfer the assets of the Trust to a liquidating trust designated by the Trustees. In the event that the Trust is unable to dispose of all of its assets within 24 months after adoption of the

Plan or if it is otherwise advantageous or appropriate to do so, the Trustees may establish a liquidating trust to which the Trust could distribute in kind its unsold assets. The liquidating trust would be established pursuant to a Liquidating Trust Agreement in such form as the Trustees shall approve. Adoption of the Plan will constitute the approval by the shareholders of the liquidating trust agreement and the appointment of trustees thereunder. The Trustees would not expect to transfer assets to a liquidating trust except (i) when such a transfer is required to avoid the imposition of federal income taxes on the Trust or (ii) to establish reserves for liabilities and obligations of the Trust (contingent or otherwise) out of amounts which would otherwise be distributed to shareholders. As to the federal income tax consequences to shareholders of the establishment of a liquidating trust, see "Liquidating Trust."

Authority of Trustees and Officers

     The Trustees and officers of the Trust will be given broad powers to take whatever action is necessary or desirable in order to carry out the provisions of the Plan and to effect the complete liquidation and termination of the Trust.

Certain Other Considerations

     No Assurances of Distributions. There can be no assurances that the Trust will be successful in disposing of properties for values equaling or exceeding those currently estimated by the Trust or that such dispositions will occur as early as intended by the Trustees. If values of the Trust's assets decline or the costs and expenses related to such sales and to the liquidation process exceed those which are currently estimated by the Trust, the liquidation may not yield distributions as great as or greater than the recent market prices of the Common Shares. No assurances can be made as to the actual amount and timing of distributions which could be made over a substantial period of time.

     Possible Decreasing Liquidity. As assets of the Trust are sold and proceeds are distributed, the market capitalization and "float" will diminish further and market interest in the Common Shares by the investment community may diminish, thereby reducing or effectively eliminating the market demand and liquidity for the Common Shares, which would adversely affect the market price for the Common Shares. See also "Abandonment or Nonapproval of the Plan."

     Sales of Assets Not Subject to Further Shareholder Approval. If the shareholders approve the Plan (Proposal 1) and Proposal 2, the Trustees will have the authority to sell any and all of the Trust's assets on such terms as the Board of Trustees determines appropriate. Notably, the shareholders will have no subsequent opportunity to vote on such matters and will, therefore, have no right to approve or disapprove the terms of such sales.

     Qualification as a REIT. The calculation of the liquidation price per share set forth above under "Estimated Amounts Available for Distribution" assumes that the Trust will continue to qualify as a REIT under the Code during the entire liquidation process and, therefore, no provision has been made for federal income taxes. Although the Trust expects to maintain such REIT qualification, there can be no assurance thereof.

     Forward-Looking Statements. This Proxy Statement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and
Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are dependent on a number of factors which could cause actual results to differ materially from those expressed or implied in the forward-looking statements. Such factors include, among other things, the risks of future action or inaction by the Board of Trustees or Shareholders (and the actual results thereof) with respect to the Plan (including the possibility of litigation pertaining thereto); the net realizable value of the properties in the event of the liquidation thereof; risks which may arise if the Plan is abandoned; the current market conditions remaining the same or improving; maintaining the current occupancy and rent levels at the Trust's properties; as well as those risk factors set forth under "Forward-Looking Statements" in Management's Discussion and Analysis of Financial Condition and Results of Operations in the 1997 Form 10-K and in its most recent report on Form

10-Q. The Trust undertakes no obligation to update these forward-looking statements to reflect future events or circumstances.

Income Tax Consequences of Liquidation

Consequences to the Trust

     Since its inception, the Trust has qualified as a REIT under Sections 856-860 (the "REIT Provisions") of the Code. Under the REIT Provisions, a real estate investment trust that meets certain requirements is generally not subject to Federal income tax with respect to income it distributes to its shareholders. If the Plan is adopted by the shareholders, it is presently contemplated that the liquidation will be carried out in a manner that will allow the Trust to continue to meet the requirements of the REIT Provisions until the distribution of all its assets to the shareholders (including the transfer of assets to a liquidating trust), although the Plan gives the Trustees the authority to cause the Trust to discontinue its status as a REIT at any time if they find it in the best interests of the Trust's shareholders to do so.

     In order to maintain its status as a REIT, the Trust must, among other things, continue to derive its income from qualified sources, principally rents from real property, interest from mortgages on real property and gains from the sale or exchange of real estate assets. In addition, its principal investments must continue to be in real estate assets.

     So long as the Trust continues to qualify as a REIT, any net gain from "prohibited transactions" (i.e., sales of property held primarily for sale to customers in the ordinary course of a trade or business) will be subject to a 100% tax. Whether a real estate asset is property held primarily for sale to customers in the ordinary course of a trade or business, the sale of which would be a prohibited transaction for a REIT, is a highly factual determination. Section 857(b)(6)(C) of the Code provides a safe harbor, pursuant to which sales of real estate assets by a REIT will not be treated as prohibited transactions. Such a sale meets the safe harbor requirements if: (i) the REIT held the property for not less than four years; (ii) aggregate expenditures made by the REIT in the four years before the sale of the property which are includible in the basis of the property do not exceed 30% of the net selling price of the property; (iii) (I) during the taxable year, the REIT does not make more than seven sales of such properties (other than property designated as "foreclosure property" under the REIT Provisions and involuntarily converted property); or (II) the aggregate bases of property sold during the taxable year does not exceed 10% of the aggregate bases of all of the assets of the REIT at the beginning of the taxable year; (iv) in the case of land or buildings (other than property acquired through foreclosure or lease termination), the REIT has held such property for not less than four years for the production of rental income; and (v) if the REIT makes more than seven sales of property during the taxable year, then substantially all of the marketing and development expenditures with respect to such property were made through an independent contractor from whom the REIT does not derive or receive income. For purposes of applying these rules, the sale of more than one property to one buyer as part of a single transaction constitutes one sale.

     As noted above, the determination as to whether property is held primarily for sale to customers in the ordinary course of a trade or business is highly factual. However, the Trust does not believe that any of its property should be so characterized but rather that all its properties are all held for investment and the production of rental income. Nevertheless, the Trust and its advisers will attempt to structure the dispositions of the Trust's assets in a manner that will prevent such dispositions from being treated as prohibited transactions.

     Distributions pursuant to the Plan made within 24 months after adoption of the Plan will, to the extent of earnings and profits of the Trust for the taxable year, be treated as dividends paid for purposes of meeting the REIT income distribution requirements. As a result, and provided the Trust continues to meet Internal Revenue Code qualifications for REITs, the Trust will not be subject to Federal income tax on gain recognized in connection with liq-uidating sales of the Trust's assets, nor will it be subject to Federal income tax on gain realized upon a liquidating distribution of any appreciated assets of the Trust.

     While it is expected that the Trust will continue to qualify under the REIT Provisions for the period prior to the distribution of all its assets to the shareholders (including the transfer of assets to a liquidating trust), no assurance can be given that the Trust will not lose or terminate its status under the REIT Provisions as a result of unforeseen circumstances. Should the Trust lose its status as a REIT, either inadvertently or because the Trustees deem such loss to be in the best interests of the Trust's shareholders, it would be taxable as a corporation for Federal income tax purposes and would be liable for Federal income taxes at the corporate rate with respect to the Trust's entire income from operations and from liquidating sales and distribution of the Trust's assets for the taxable year in which its qualification under the REIT Provisions is terminated and in any subsequent years.

Consequences to the Shareholders

     Although distributions by the Trust made within 24 months of adoption of the Plan will be eligible for the dividends paid deduction, as described above, such distributions in liquidation will not be dividend income when received by shareholders. Distributions in liquidation (including an amount equal to a shareholder's pro rata share of the fair market value of the assets transferred to a liquidating trust) should first be used to reduce the basis in his shares in the Trust, with any excess constituting a capital gain if the shares were held as a capital asset. If the sum of all liquidating distributions is less than a shareholder's basis in his shares, the difference will constitute a capital loss. Such capital gain or loss will be long or short term, depending on whether such shares have been held for more than one year.

Liquidating Trust

     In the event that the Trust is unable to dispose of all of its assets within 24 months after adoption of the Plan or if it is otherwise advantageous or appropriate to do so, the Trustees may establish a liquidating trust to which the Trust could distribute in kind its unsold assets. In any event, even if all of the Trust's assets were disposed of within such period, the Trustees believe that it may be necessary to establish a liquidating trust to retain cash reserves beyond such 24-month period to meet contingent liabilities of the Trust. Under the Code, a trust will be treated as a liquidating trust if it is organized for the primary purpose of liquidating and distributing the assets transferred to it, and if its activities are all reasonably necessary to and consistent with the accomplishment of that purpose. However, if the liquidation is prolonged or if the liquidation purpose becomes so obscured by business activities that the declared purpose of the liquidation can be said to be lost or abandoned, it will no longer be considered a liquidating trust. Although neither the Code nor the Regulations thereunder provide any specific guidance as the length of time a liquidating trust may last, the Internal Revenue Service's guidelines for issuing rulings with respect to liquidating trust status call for a term not to exceed three years, which period may be extended to cover the collection of installment obligations.

     An entity classified as a liquidating trust may receive assets, including cash, from the liquidating entity without incurring any tax. It will be treated as a grantor trust, and accordingly will also not be subject to tax on any income or gain recognized by it. Instead, each shareholder will be treated as the owner of his pro rata portion of each asset, including cash, received by and held by the liquidating trust. Accordingly, each shareholder will be treated as having received a liquidating distribution equal to his share of the amount of cash and the fair market value of any asset distributed to the liquidating trust and recognize gain to the extent such value is greater than his basis in his stock, notwithstanding that he may not currently receive a distribution of cash or any other assets with which to satisfy the resulting tax liability. In addition, each shareholder will be required to take into account in computing his own taxable income his pro rata share of each item of income, gain and loss of the liquidating trust.

     An individual shareholder who itemizes deductions may deduct his pro rata share of fees and expenses of the liquidating trust only to the extent that such amount, together with the shareholder's other miscellaneous deductions, exceeds 2% of his adjusted gross income. A shareholder will also recognize taxable gain or loss when all or part of his pro rata portion of an asset is disposed of for an amount greater or less than his pro rata portion of the fair market value of such asset at the time it was transferred to the liquidating trust. Any such gain or loss will be capital gain or loss so long as the shareholder holds his interest in the assets as a capital asset.

     If the liquidating trust fails to qualify as such, its treatment will depend, among other things, upon the reasons for its failure to so qualify. In such case, the liquidating trust would most likely be taxable as a corporation. In such case the liquidating trust itself would be subject to tax, and shareholders could also be subject to tax upon the receipt of certain distributions from the liquidating trust. If the Trustees avail themselves of the use of a liquidating trust, it is anticipated that every effort will be made to ensure that it will be classified as such for Federal income tax purposes.

Taxation of Non-United States Shareholders

     Because the liquidating distributions pursuant to the Plan will be treated as paid in exchange for a shareholder's shares and not as dividends, no withholding on liquidating distributions will generally be required because of the Foreign Investment in Real Property Tax Act, commonly known as "FIRPTA," unless a shareholder who is not a U.S. citizen or resident owns, or has owned within the prior five years, 5% or more of the Trust's outstanding Common Shares.

State and Local Income Tax

     Shareholders may also be subject to state or local taxes with respect to distributions received by them pursuant to the Plan and should consult their tax advisors regarding such taxes.

     THE ABOVE TAXATION DISCUSSION DOES NOT ATTEMPT TO COMMENT ON ALL TAX MATTERS WHICH MAY AFFECT THE TRUST OR THE SHAREHOLDERS IN THE COURSE OF THE LIQUIDATION NOR TO CONSIDER VARIOUS FACTS OR LIMITATIONS APPLICABLE TO ANY PARTICULAR SHAREHOLDER, INCLUDING, WITHOUT LIMITATION, TAX EXEMPT ENTITIES AND FOREIGN SHAREHOLDERS. SHAREHOLDERS ARE ADVISED TO CONSULT THEIR OWN TAX ADVISERS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF THE LIQUIDATION, PARTICULARLY WITH RESPECT TO THE APPLICATION AND EFFECT OF TAX LAWS OF ANY STATE OR OTHER JURISDICTION TO WHICH THEY ARE SUBJECT.

Abandonment or Nonapproval of the Plan

     If the Trustees determine (whether before or after the shareholder approval of the Plan but prior to the filing of a certificate of termination with the Secretary of the Commonwealth of Massachusetts), on the basis of unforeseen subsequent events (including, without limitation, a determination by the Trustees that it is unlikely that the Trust will obtain aggregate sales prices for its assets that would yield between $30 and $33 per share of net cash proceeds), that liquidation and termination of the Trust is not in the best interests of the Trust or its shareholders, the Trustees may direct that the Plan be abandoned. If the Plan is abandoned, the Trustees will determine in light of the circumstances giving rise to such abandonment whether or not the Trust will continue to transact business as a REIT. The Trustees, nevertheless, may cause the performance of any contracts for the sale of assets which they deem to be in the best interests of the Trust or its shareholders.

     The Plan could be abandoned if the Trustees, upon consultation with the Advisors, determine to accept a merger or acquisition proposal which is deemed to be in the best interests of the shareholders (when compared to the implementation of the Plan). The Plan could also be abandoned at any time during the liquidation process due to the development of unstable or unfavorable real estate or financial market conditions and at a time when the Trust is significantly reduced in size thereby increasing certain operating risks, as well as the risk that the Trust's share price would trade at an even greater discount to the perceived underlying value of its real estate holdings.

     In the event of the failure of the shareholders to approve the Plan, the Trust currently intends to continue to transact business as a REIT and to consider alternative courses of action.

Amendment of the Plan

     Notwithstanding approval of the Plan by the shareholders of the Trust at the Meeting, the Trustees may amend or modify the Plan without the necessity of further action by the shareholders of the Trust to the extent permitted under the then current law.

Dissenters' Rights

     General. Pursuant to Section 13.3 of the Trust's Declaration of Trust, shareholders of the Trust are entitled to rights of appraisal to the same extent, if any, as a shareholder of a Massachusetts business corporation and the Declaration of Trust states that such rights of appraisal shall be the exclusive remedy in respect of any such dissenting shareholder. Shareholders of the Trust may, under certain circumstances described below and in Sections 76 and 86 to 98, inclusive, of Chapter 156B of the Massachusetts General Laws (the "Massachusetts Business Corporation Law" or "MBCL") copies of which sections are included with this Proxy Statement as Exhibit C, exercise dissenters' rights pursuant to the MBCL. In accordance with such sections of the MBCL, the Trust's shareholders have the right to dissent from the approval of the Plan and the sale of the Trust's assets and to be paid the "fair value" of their Common Shares. Where a sale of substantially all the Trust's property and assets is to be submitted for approval at a meeting of shareholders, pursuant to the Trust's Declaration of Trust and under Section 87 of the MBCL, the Trust must notify each of its shareholders of the right to dissent. This Proxy Statement constitutes such notice to the shareholders of the Trust. The applicable statutory provisions of the MBCL are attached as Exhibit C.

     The following discussion is not a complete statement of the law pertaining to a dissenting shareholder's rights under the MBCL and is qualified in its entirety by the full text of Sections 76 and 86 to 98, inclusive, attached hereto as Exhibit C. Any shareholder who wishes to exercise the right to dissent and demand the fair value of his or her shares, or who wishes to preserve the right to do so, should review the following discussion and Exhibit C carefully because failure to timely and properly comply with the procedures will result in the loss of a shareholder's right to dissent under the MBCL.

     Appraisal Rights of Dissenting Shareholders. If the Plan is approved by the shareholders at the Meeting and effected by the Trust, any shareholder (i) who files with the Trust before the taking of the vote on the approval of the Plan, written objection to the Plan stating that he or she intends to demand payment for his or her shares if the Plan is effected by the Trust and (ii) whose shares are not voted in favor of the Plan, has or may have the right to demand in writing from the Trust, within 20 days after the date of mailing to him or her of notice in writing that the Plan has been effected by the Trust, payment for his or her shares and an appraisal of the value thereof. The Trust and any such shareholder shall in such cases have the rights and duties and shall follow the procedure set forth in sections 88 to 98, inclusive, of chapter 156B of the MBCL. The failure of a dissenting shareholder to follow the appropriate procedures may result in the termination or waiver of the right to appraisal.

     A demand for appraisal must be executed by or for the shareholder of record, fully and correctly, as such shareholder's name appears on his or her stock certificate. If the Common Shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, the demand must be executed by the fiduciary. If the Common Shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand must be executed by all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a shareholder of record; however, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, he is acting as agent for the record owner.

     A record owner who holds shares as a nominee for others, such as a broker, may demand an appraisal of the shares held for all, or fewer than all, of the beneficial owners of such shares. In such a case, the written demand should set forth the number of shares to which it relates. When no number of shares is expressly mentioned, the demand will be presumed to cover all shares standing in the name of the record owner. Beneficial owners of Common Shares who are not record owners and who intend to exercise appraisal rights should instruct the record owner to comply with the statutory requirements with respect to the exercise of appraisal rights before the date of the Meeting.

     While the dissenting shareholder may perfect his or her appraisal rights in accordance with the procedures outlined herein, the Massachusetts Supreme Judicial Court has held that a dissenting shareholder may not obtain payment for shares until (i) the Trust has approved of the transaction and (ii) the Trust has in fact consummated a sale of its assets. Appraisal rights in connection with the Plan will be triggered only upon a sale of "all or substantially all" of the Trust's assets. Neither Section 76 of the MBCL nor the Massachusetts courts have provided a bright line quantitative definition of "substantially all of the assets." Instead, the courts have determined the issue on a case-by-case basis, looking at the amount of assets sold, how the sale of assets will affect the company's income and whether the sale will change the nature of the business.

     Subject to the foregoing, Section 76 and Sections 86 through 98, inclusive, of the MBCL (a copy of which is attached hereto as Exhibit C) entitle any holder of record of Common Shares who files written objection to the Plan prior to the taking of the vote on the Plan at the Meeting and who does not consent to or vote in favor of the Plan, to demand in writing that the Trust pay to such shareholder in cash the "fair value" (as such term is used in the MBCL) of such shares determined by appraisal (exclusive of any value arising from the accomplishment or expectation of the Plan). In the event that the Trust effects a sale of all or substantially all of its assets, dissenting shareholders who perfect appraisal rights in accordance with the MBCL will be entitled to receive the fair value of their shares, as determined in accordance with the MBCL.

     Any shareholder of record contemplating making a demand for appraisal of his or her shares is urged to review carefully the provisions of Section 76 and Sections 86 through 98 of the MBCL, particularly the procedural steps required to perfect dissenters' rights thereunder. Dissenters' rights will be lost if the procedural requirements of MBCL Section 76 and Sections 86 through 98 are not fully satisfied. Under the Declaration of Trust and Massachusetts statutory law, procedures relating to dissenters' rights are stated to be the exclusive remedy available to a shareholder objecting to the Plan, except upon grounds that the Plan will be or is illegal or fraudulent as to such shareholder.

     Set forth below is a summary of the procedures relating to the exercise of dissenters' rights. The following summary does not purport to be a complete statement of the provisions of MBCL Section 76 and Sections 86 through 98 and is qualified in its entirety by reference to the full text thereof attached hereto as Exhibit C.

     Filing Written Demand. Prior to the taking of the vote at the Meeting, a shareholder of record who intends to exercise dissenters' rights must deliver to the Trust a written objection to the Plan stating that such shareholder intends to demand payment for such shareholder's Common Shares if the Plan is effected. Such written objection should be sent to the Trust at MGI Properties, One Winthrop Square, Boston, Massachusetts 02110, Attention:
Phillip C. Vitali, Chief Financial Officer. The written demand for appraisal should specify the shareholder's name and mailing address, the number of Common Shares owned, and that the shareholder is thereby demanding appraisal of his or her shares. The failure to consent to the Plan or the return of a proxy by a shareholder with instructions to vote the Common Shares covered thereby against the Plan (or abstaining from voting) is not sufficient to satisfy the requirement of delivering written objection to the Trust.

     No Vote in Favor of Plan. Common Shares for which appraisal is sought must not be voted in favor of the Plan. The submission of a blank proxy which has not been properly revoked will serve to waive dissenters' rights, but a failure to return a proxy or a failure to vote (or abstaining from voting), or a vote in person or by proxy against the Plan, will not waive such dissenters' rights.

     Notice of Effectuation of Plan. Within 10 days after the Plan becomes effective, the Trust, as required by Section 88 of the MBCL, will notify each shareholder who has purported to comply with the provisions of MBCL Section 86, and whose shares were not voted in favor of the Plan, that the Plan has become effective. The giving of such notice shall not be deemed to create any rights in such shareholder receiving such notice to demand payment for such shares. The notice shall be sent by registered or certified mail, addressed to the shareholder at such shareholder's last known address as it appears in the records of the Trust. (Note: For the purposes of notice, the Plan will become effective upon a sale, exchange or transfer of all or substantially all of the Trust's assets and not necessarily upon the shareholders' approval of the Plan.)

     Written Demand. Within 20 days after the mailing of notice by the Trust, any dissenting shareholder must demand in writing from the Trust payment of the fair value of such shareholder's Common Shares. If the Trust and such shareholder shall have agreed as to the fair value of such shares, the Trust shall pay to such shareholder the fair value of such shares within 30 days after the expiration of the 20-day period during which such demand may be made.

     Settlement of Appraisal. Any shareholder shall, with the Trust's consent, have the right to withdraw a demand for appraisal. Within four months after the expiration of the 30-day period discussed in the immediately preceding paragraph, if the Trust and any shareholder seeking appraisal have not agreed upon the fair value of such shareholder's Common Shares, the Trust or any such shareholder who has complied with MBCL Section 86 may, by an appropriate filing with the Superior Court, Suffolk County, Massachusetts (the "Massachusetts Court"), demand a determination of the fair value of the Common Shares of all dissenting shareholders with whom agreements as to the value of their shares have not been reached. If no such filing is made within such four-month period, such shareholder will forfeit dissenters' rights. Upon such filing, notice of the time and place fixed by the Massachusetts Court for a hearing will be given by the Trust by registered or certified mail to all who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached. After the hearing, the Massachusetts Court will determine the shareholders who have complied with the provisions of MBCL Section 86 and who have become entitled to dissenters' rights, and the court will appraise the Common Shares determining the fair value thereof as of the date immediately preceding the Meeting, exclusive of any element of value arising from the accomplishment or expectations of the Plan.

     Payment and Costs. When the fair value is so determined, the Massachusetts Court will direct the payment by the Trust of such value, with interest thereon as the Massachusetts Court determines, to the dissenting shareholders entitled to receive the same, upon surrender to the Trust by such shareholders of the certificates representing their Common Shares. Costs of any appraisal proceeding (other than attorneys' and experts' fees, which are the responsibility of the party retaining such attorneys or experts) and expenses of any master appointed by the Massachusetts Court may be taxed upon the parties thereto by the Massachusetts Court as the Massachusetts Court deems equitable in the circumstances. All payments to dissenting shareholders and costs of the notice described above will be borne by the Trust.

     The discussion in the preceding paragraphs assumes that the Massachusetts Court will both (i) accept jurisdiction of the appraisal proceedings in the case of the Trust, as to which the provisions relative to dissenters' rights are established by Section 13.3 of the Declaration of Trust (in contrast to cases involving Massachusetts business corporations that are subject to the mandate of the MBCL) and (ii) apply the same procedures in the case of the Trust as are provided for in the MBCL in the case of dissenters' rights proceedings involving Massachusetts business corporations.

                                PROPOSAL NO. 2

           AMENDMENT TO DECLARATION OF TRUST CONCERNING LIQUIDATION

     The Board of Trustees has determined to submit for approval of the shareholders an amendment to the Declaration of Trust that, in the Board's view, will facilitate implementation of the Plan. The amendment is set forth on Exhibit D to this Proxy Statement.

     Under Section 13.1(b) of the Declaration of Trust as currently in effect, upon a termination of the Trust, the Trustees may dispose of all or substantially all of the assets only if the principal terms of the transaction and the nature and amount of consideration are approved by the affirmative vote of holders of not less than a majority of Common Shares entitled to vote. The Trustees believe that this standard is unclear in its application to a plan of liquidation. Accordingly, they recommend the adoption of an amendment to the Declaration of Trust to permit all sales of assets in liquidation without further shareholder approval even if the assets disposed of might be considered substantially all of the assets of the Trust.

     Under the Plan, the Trustees expect to dispose of the Trust's real estate assets in pools or on a property-by-property basis, although offers for the entire portfolio of investments may be sought. Section 13.1(b) of the Declaration of Trust as currently in effect would require the Trustees to seek the approval of the holders of a majority of the outstanding Common Shares prior to the sale of assets of the Trust that constitute "all or substantially all" of the Trust's assets. Application of this requirement to the Plan is difficult because the Plan contemplates not necessarily a bulk sale of all or substantially all of the Trust's assets, but rather a series of sales of specific pools of properties although properties could be sold on an individual basis. As pools of properties or individual properties are sold and the real estate assets held by the Trust decrease, the effect of the provision may be to require the Trustees to obtain shareholder approval of sales of the last property or properties held by the Trust. It is likely that such a requirement would materially hinder the Trustees' ability to dispose of such property or properties on economic terms favorable to the Trust. In acknowledgment of the foregoing it is proposed that Section 13.1(b) of the Declaration of Trust be amended to eliminate the requirement for shareholder approval of any disposition in liquidation.

     Section 13.1(b) of the Declaration of Trust, as proposed to be amended, would allow the Trustees to sell, exchange, transfer or otherwise dispose of any or all assets of the Trust in one or more transactions, which may or may not be related, without approval of the Trust's shareholders. Disposition of assets will be approved by the Trustees applying their business judgment to determine whether the sale is in the best interest of the Trust and the shareholders. The Trustees have not established guidelines or criteria to make such determination.

     Pursuant to Section 13.1 of the Declaration of Trust, approval of the amendment to the Declaration of Trust set forth on Exhibit D to this Proxy Statement requires the affirmative vote of holders of not less than a majority of the Common Shares then outstanding. Trustees and officers of the Trust who own Common Shares (constituting approximately 1.7% of the outstanding shares) have indicated to the Trust that they intend to vote all such shares to approve the amendment to the Declaration of Trust. The Board of Trustees believes that the amendment to the Declaration of Trust is in the best interests of the Trust and its shareholders and recommends that shareholders vote FOR this proposal.


                         TRUST BUSINESS AND PROPERTIES
General

     The Trust is an unincorporated business trust organized under the laws of the Commonwealth of Massachusetts. The Trust commenced operations in 1971 as a REIT. Since that time, the Trust has elected to be treated as a REIT under Sections 856-860 of the Code. The Trust owns and operates a diversified portfolio of income producing real estate, which as of July 31, 1998 consisted of 67 commercial properties and three multi-family residential properties. The commercial portfolio consists of
5.8 million square feet, 87% of which is comprised of office, office/research and development and industrial properties. The multi-family properties consist of three residential communities aggregating 959 units. At July 31, 1998, the commercial and residential properties were 98.2% and 94.9% leased, respectively. Since 1992, the Trust has focused on the commercial segment of the real estate market, specifically office, office/research and development and industrial properties located in New England. At July 31, 1998, 66%, based upon cost, of MGI's real estate assets were located in New England. During the fiscal year ended November 30, 1997, the Trust began the internalization of the property management function for its New England properties. As of September 1, 1998, the Trust had 4.0 million square feet of space under management.

Trust Investments

     A list of the properties in which the Trust has invested and certain information in respect thereof are set forth on Exhibit B hereto.

Incorporation of Certain Documents by Reference

     The following documents filed by the Trust with the Securities and Exchange Commission (the "Commission") are incorporated by reference herein:

   1. Annual Report on Form 10-K for the fiscal year ended November 30, 1997.

   2. Quarterly Report on Form 10-Q for the quarterly period ended February 28, 1998.

   3. Quarterly Report on Form 10-Q for the quarterly period ended May 31,
      1998.

   4. Current Report on Form 8-K dated June 18, 1998.

   5. Current Report on Form 8-K dated August 5, 1998.

     The Trust will provide without charge to each person to whom a copy of this Proxy Statement is delivered, upon the written or oral request of any such person, a copy of all documents incorporated herein by reference (other than the exhibits to such documents which are not specifically incorporated herein or into such documents by reference). Requests for such copies should be addressed to: Ms. Jean Harrington, Vice President, MGI Properties, One Winthrop Square, Boston, Massachusetts 02110.

     All documents filed by the Trust with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date hereof and prior to the date of the Meeting or any adjournment or postponement thereof shall be deemed to be incorporated by reference herein.

     Any statements contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document that also is incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall be deemed to constitute a part hereof except as so modified or superseded.

                          MARKET PRICES AND DIVIDENDS

     The Common Shares are traded and listed on the NYSE under the symbol MGI. The approximate number of record holders of the Common Shares at September 1, 1998 was 2,152.

     The high and low sales prices of the Common Shares on the NYSE for each quarter of fiscal 1997 and 1996 and for the first, second and third quarters of fiscal 1998, and dividends declared during such periods, were as follows:


                                                   Dividends
                            High         Low       Declared
                        -----------   ---------   ----------
Fiscal 1996
-----------
1st quarter .........    $17-1/4      $15-7/8        $.24
2nd quarter .........    $17-1/2      $16-1/4        $.24
3rd quarter .........    $18-5/8      $16-5/8        $.25
4th quarter .........    $20-3/8      $18-1/8        $.25

Fiscal 1997
-----------
1st quarter .........    $22-3/4      $20-1/8        $.27
2nd quarter .........    $22-3/8      $20-3/8        $.27
3rd quarter .........    $23-5/8      $20-3/4        $.28
4th quarter .........    $25-3/8      $22-1/8        $.28

Fiscal 1998
-----------
1st quarter .........    $26          $23-1/4        $.29
2nd quarter .........    $25-15/16    $23-1/2        $.29
3rd quarter .........    $28-1/2      $22-3/4        $.31

     On September 2, 1998, the closing price of the Common Shares as reported on the NYSE was $27-1/8. The Trust in the past declared and paid, approximately 45 days following the close of each fiscal quarter, cash dividends equal to approximately 55% of funds from operations. This policy may be varied in the future by reason of the effect of the proposed Plan, and to avoid payment by the Trust of Federal excise taxes.

                             INDEPENDENT AUDITORS

     A representative of KPMG Peat Marwick LLP, the Trust's independent accountants, is expected to be present at the Meeting and, if he so desires, will have the opportunity to make a statement, and in any event will be available to respond to appropriate questions.


                                 OTHER MATTERS

     So far as now known, there is no business other than that described above to be presented for action by the shareholders at the Meeting, but it is intended that the proxies will be voted upon any other matters and proposals that may legally come before the Meeting or any adjournment thereof, in accordance with the discretion of the persons named therein.

                                        By Order of the Trustees,



                                        W. Pearce Coues
                                        Chairman of the Board
Dated: Boston, Massachusetts
       September 10, 1998





                                   IMPORTANT

     TO ASSURE YOUR REPRESENTATION AT THE MEETING, PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY PROMPTLY.

                                                                      EXHIBIT A


                                MGI PROPERTIES

                 PLAN OF COMPLETE LIQUIDATION AND TERMINATION

     1. This Plan of Complete Liquidation and Termination (the "Plan") of MGI Properties, a Massachusetts business trust (the "Trust"), has been approved by the Trust's Board of Trustees as being in the best interests of the Trust and its shareholders. The Board of Trustees has directed that the Plan be submitted to the shareholders of the Trust for approval. Upon approval of the Plan by the holders of at least a majority of the Trust's common shares, $1 par value (the "Common Shares"), the Plan shall become effective. The date of the shareholder meeting for the purpose of approving the Plan is hereinafter referred to as the "Effective Date."

     2. On or after the Effective Date, the Trust shall be voluntarily liquidated and terminated. Pursuant to the Plan, the Board shall cause the Trust to sell, convey, transfer and deliver or otherwise dispose of any and/or all of the assets of the Trust in one or more transactions, without further approval of the shareholders. The Trust shall not engage in any business activities, except to the extent necessary for preserving the values of the Trust's assets, winding up its business and affairs, discharging and paying all Trust liabilities and distributing Trust assets to the shareholders in accordance with the Plan.

     3. The appropriate officers of the Trust shall take such actions as may be necessary or appropriate to marshal the assets of the Trust and convert the same, in whole or in parts, into such form as may be conveniently distributed to the shareholders.

     4. After provision for all debts and other reserves as may be deemed necessary or appropriate by the Board of Trustees, the appropriate officers of the Trust shall distribute, by means of one or more distributions (which distribution may be in the form of beneficial interests in a trust holding Trust assets), all of the assets of the Trust to the shareholders and in connection therewith such officers shall execute all checks, instruments, notices and any and all other documents necessary to effectuate such distribution. The final distribution shall be made no later than the second anniversary of the Effective Date.

     5. Subject to Section 7 below, the distribution contemplated by Section 4 above shall be in complete liquidation of the Trust and in cancellation of all Common Shares issued and outstanding, and all certificates representing such issued and outstanding Common Shares shall thereupon be cancelled. The Trustees shall make such provisions as they deem appropriate regarding the cancellation, in connection with the making of distributions hereunder, of certificates representing the Common Shares (or certificates representing interests in the Liquidating Trust as provided in Section 7 hereof) outstanding.

     6. In the course of the liquidation, the Board of Trustees, acting in its discretion, shall have the authority to terminate the Trust's status as a real estate investment trust under Section 856-860 of the Internal Revenue Code of 1986, as amended.

     7. In the event that it should not be feasible, in the opinion of the Board of Trustees, for the Trust to pay, or adequately provide for, all debts and liabilities of the Trust (including costs and expenses incurred and anticipated to be incurred in connection with the liquidation of the Trust) at the time the final liquidation distribution is made pursuant to Section 4 hereof, or, if earlier, the latest applicable date to avoid payment by the Trust of Federal income taxes, or the Board of Trustees shall determine that it is not advisable to distribute at such time any of the property then held by or for the account of the Trust because such property is not reasonably susceptible of distribution to shareholders or otherwise, the Trust shall transfer and assign, at such time as is determined by the Board of Trustees, to a liquidating trust as designated by the Board of Trustees (the "Liquidating Trust") sufficient cash and property to pay, or adequately provide for, all such debts and liabilities and such other property as it shall have determined is appropriate. Upon such transfer and assignment, certificates for Common Shares will be deemed to represent certificates for interests in the Liquidating Trust. The Liquidating Trust shall be constituted pursuant to a Liquidating Trust Agreement in such form as the Board of Trustees may approve and its initial trustees shall be appointed by the Board of Trustees, it being intended that the transfer and assignment to the Liquidating Trust pursuant hereto and the distribution to the shareholders of the beneficial interests therein shall constitute a part of the final liquidating distribution by the Trust to the shareholders of their pro rata interest in the remaining amount of cash and other property held by or for the account of the Trust. From and after the date of the Trust's transfer of cash and property to the Liquidating Trust, the Trust shall have no interest of any character in and to any such cash and property and all of such cash and property shall thereafter be held by the Liquidating Trust solely for the benefit of an ultimate distribution to the shareholders, subject to any unsatisfied debts, liabilities and expenses. Adoption of the Plan will constitute the approval by the shareholders of the Liquidating Trust Agreement and the appointment of trustees.

     8. Upon assignment and conveyance of the assets of the Trust to the shareholders, in complete liquidation of the Trust as contemplated by Sections 4 and 5 above, and the taking of all actions required under the law of the Commonwealth of Massachusetts in connection with the liquidation and termination of the Trust, the appropriate officers of the Trust shall execute and cause to be filed in the Office of the Secretary of State of the Commonwealth of Massachusetts, and elsewhere as may be required or deemed appropriate, such documents as may be required to terminate the existence of the Trust.

     9. The Board of Trustees of the Trust, or the trustees of the Liquidating Trust, and such officers of the Trust as the Board of Trustees may direct, are hereby authorized to interpret the provisions of this Plan and are hereby authorized and directed to take such further actions, to execute such agreements, conveyances, assignments, transfers, certificates and other documents, as may in their judgment be necessary or desirable in order to wind up expeditiously the affairs of the Trust and complete the liquidation thereof, including, without limitation, (i) the execution of any contracts, deeds, assignments or other instruments necessary or appropriate to sell or otherwise dispose of, any and all property of the Trust, whether real or personal, tangible or intangible, (ii) the appointment of other persons to carry out any aspect of this Plan, (iii) the temporary investment of funds in such medium as the Board of Trustees may deem appropriate, and (iv) the modification of this Plan as may be necessary to implement this Plan. The death, resignation or other disability of any Trustee or officer of the Trust shall not impair the authority of the surviving or remaining Trustees or officers of the Trust (or any persons appointed as substitutes therefor) to exercise any of the powers provided for in this Plan. Upon such death, resignation or other disability, the surviving or remaining Trustees shall have the authority to fill the vacancy or vacancies so created, but the failure to fill such vacancy or vacancies shall not impair the authority of the surviving or remaining Trustees or officers to exercise any of the powers provided for in this Plan.

     10. The Board of Trustees may terminate this Plan for any reason. The power of termination shall be exercisable both before and after approval of the Plan by the shareholders of the Trust, but such power shall not continue after a certificate of termination shall have been filed with the Commonwealth of Massachusetts as contemplated by Section 8 hereof. Notwithstanding approval of the Plan by the shareholders of the Trust, the Board of Trustees may modify or amend the Plan without further action by the shareholders of the Trust to the extent permitted under then current law.

     11. The approval of this Plan of Complete Liquidation and Termination by the shareholders as provided in Section 1 hereof shall constitute the authorization and approval contemplated by Sections 13.1 and 13.3 of the Trust's Declaration of Trust for (i) the termination of the Trust pursuant to
Section 13.1 thereof, (ii) the sale of all or substantially all of the Trust Property pursuant to Section 13.3 thereof, and (iii) the amendment of the Declaration of Trust pursuant to Section 13.1 thereof such that the provisions of this Plan shall supersede and take precedence over any conflicting provision of the Declaration of Trust.

                                                                       EXHIBIT B

                                MGI PROPERTIES
                               REAL ESTATE OWNED
                                 July 31, 1998

------------------------------------------------------------------------------------------
                                                                                  Weighted
                                             Net Carrying Value     Percentage    Average
INDUSTRIAL                     Sq Ft        Dollars     Per Sq Ft     Leased       Rent
-------------------------- ------------ -------------- ----------- ------------ ----------
Flex
Tewksbury, MA ............    189,200    $10,449,000    $   55.23         100%   $   9.00
Nashua, NH ...............    150,600      5,043,000        33.49          81%       4.51
Wilmington, MA ...........    109,500      4,339,000        39.63         100%       5.92
Westford, MA .............    107,600      3,388,000        31.49         100%       3.50
Methuen, MA ..............    106,800      4,716,000        44.16         100%       5.29
Wilmington, MA ...........    100,200      2,367,000        23.62         100%       4.07
Franklin, MA .............    100,000      4,893,000        48.93         100%       5.94
Nashua, NH ...............     98,100      3,096,000        31.56          94%       4.18
Bedford, MA ..............     93,200      2,370,000        25.43         100%       7.26
Franklin, MA .............     83,500      3,645,000        43.65         100%       5.64
Andover, MA ..............     82,500      4,442,000        53.84         100%       5.86
Marlborough, MA ..........     75,000      3,006,000        40.08         100%       6.46
Marlborough, MA ..........     59,400      2,250,000        37.88         100%       6.25
Hopkinton, MA ............     39,000      1,934,000        49.59         100%       6.50
Methuen, MA ..............     38,700      1,714,000        44.29         100%       5.66
Distribution and Manufacturing
Wilmington, MA ...........    294,000      6,621,000        22.52         100%       3.91
Franklin, MA .............     65,300      3,085,000        47.24         100%       6.00
------------------------------------------------------------------------------------------
Total ....................  1,792,600    $67,358,000    $   37.58          98%   $   5.51
------------------------------------------------------------------------------------------
OFFICE/RESEARCH & DEVELOPMENT
------------------------------------------------------------------------------------------
Tewksbury, MA ............    140,000    $ 8,509,000    $   60.78         100%   $   9.30
Andover, MA ..............    128,400      5,928,000        46.17         100%       5.00
Billerica, MA ............    122,300      4,419,000        36.13         100%       4.52
Chelmsford, MA ...........    110,100      4,433,000        40.26         100%       6.92
Andover, MA ..............    105,500      6,564,000        62.22         100%      11.60
Billerica, MA ............    100,000      4,977,000        49.77         100%      12.00
Hudson, NH ...............     76,800      3,501,000        45.59         100%       5.61
Hopkinton, MA ............     76,100      5,282,000        69.41         100%      10.09
Chelmsford, MA ...........     70,900      1,882,000        26.54         100%       8.09
Bedford, MA ..............     70,600      2,068,000        29.29         100%       3.50
Littleton, MA ............     66,800      2,301,000        34.45         100%       8.29
Andover, MA ..............     60,600      3,843,000        63.42         100%       7.01
Billerica, MA ............     60,000      1,906,000        31.77         100%       4.75
Westford, MA .............     59,700      3,418,000        57.25         100%       5.22
Billerica, MA ............     56,300      1,879,000        33.37         100%       3.85
Raynham, MA ..............     49,200      2,535,000        51.52         100%       7.17
Hopkinton, MA ............     40,800      2,829,000        69.34         100%      10.08
------------------------------------------------------------------------------------------
Total ....................  1,394,100    $66,274,000    $   47.54         100%   $   7.38
------------------------------------------------------------------------------------------

                                             Net Carrying Value        Percentage
MULTI-FAMILY                   Units        Dollars     Per Unit         Leased
------------------------------------------------------------------------------------------
Harrison Township, MI.....        376    $ 8,938,000    $  23,771          96%
Bloomfield Hills, MI......        346     13,183,000       38,101          93%
Laurel, MD ...............        237     10,651,000       44,941          92%
------------------------------------------------------------------------------------------
Total ....................        959    $32,772,000    $  34,173          94%
------------------------------------------------------------------------------------------



---------------------------------------------------------------------------------------------------
                            Scheduled Lease    Number
                              Expirations        of
INDUSTRIAL                   1999     2000    Tenants          Principal Tenant          Expiration
-------------------------- -------- -------- --------- -------------------------------- ------------
Flex
Tewksbury, MA ............     --       --        1    Avid Technology, Inc.             06/30/10
Nashua, NH ...............     32%      10%       7    Logicraft, Inc.                   01/31/01
Wilmington, MA ...........     --       --        3    United Shoe Machinery Corp.       12/31/01
Westford, MA .............    100%      --        1    Mack Technologies                 11/30/98
Methuen, MA ..............     --       --        2    Microtouch Systems, Inc.          04/30/03
Wilmington, MA ...........     52%      48%       2    Progress Software Corp.           04/30/99
Franklin, MA .............     --       --        1    Thermo Instruments Systems        01/31/06
Nashua, NH ...............     44%      40%      10    Pure Distributors, Inc.           06/30/99
Bedford, MA ..............     --       51%       3    Imaging Technology, Inc.          07/31/01
Franklin, MA .............     --       --        2    Chromatic Technologies, Inc.      06/30/02
Andover, MA ..............     24%      --        4    Bay Networks, Inc.                04/30/01
Marlborough, MA ..........     --       --        4    The Concorde Group                09/30/02
Marlborough, MA ..........     --       --        4    Diebold Incorporated              01/31/03
Hopkinton, MA ............     --       --        1    SCP Pool Corp.                    12/31/05
Methuen, MA ..............     --       --        2    Larson Juhl, Inc.                 12/31/01
Distribution and Manufacturing
Wilmington, MA ...........     14%      36%       3    MVP Sports                        02/05/03
Franklin, MA .............     --       --        1    Massachusetts Electric Company    12/31/02
---------------------------------------------------------------------------------------------------
Total ....................     11%      14%      51
---------------------------------------------------------------------------------------------------
OFFICE/RESEARCH & DEVELOPMENT
---------------------------------------------------------------------------------------------------
Tewksbury, MA ............     --       --        1    Avid Technology, Inc.             06/30/10
Andover, MA ..............     --      100%       1    Hewlett-Packard Company           07/31/00
Billerica, MA ............     --       --        1    PRI Automation, Inc.              07/31/01
Chelmsford, MA ...........     --       75%       3    Sun Microsystems                  12/31/99
Andover, MA ..............    100%      --        1    ISI Systems, Inc.                 04/30/99
Billerica, MA ............     --       --        1    Peritus Software Services         02/28/06
Hudson, NH ...............     --       --        1    Atrium Medical Corp.              06/30/04
Hopkinton, MA ............     --       --        1    Zymark Corporation                12/31/05
Chelmsford, MA ...........     --       --        5    Biscom, Inc.                      02/28/03
Bedford, MA ..............     --      100%       1    Atex Media Solutions, Inc.        07/31/98
Littleton, MA ............     --       --        4    Inforonics.                       05/31/03
Andover, MA ..............     --       --        1    Cabletron Systems, Inc.           05/31/01
Billerica, MA ............     --      100%       1    Bay Networks, Inc.                03/30/00
Westford, MA .............     --       --        1    Hewlett-Packard Company           11/30/98
Billerica, MA ............     --      100%       1    Bay Networks, Inc.                12/31/99
Raynham, MA ..............     --       --        4    Johnson & Johnson, Inc.           07/31/99
Hopkinton, MA ............     --       --        1    Zymark Corporation                12/31/05
---------------------------------------------------------------------------------------------------
Total ....................      8%      29%      29
---------------------------------------------------------------------------------------------------

                                MGI PROPERTIES
                               REAL ESTATE OWNED
                                 July 31, 1998

-----------------------------------------------------------------------------------------
                                                                               Weighted
                                          Net Carrying Value     Percentage     Average
OFFICE                     Sq Ft        Dollars      Per Sq Ft     Leased        Rent
---------------------- ------------ --------------- ----------- ------------ ------------
Somerset, NJ .........    178,600    $ 13,992,000    $   78.34       100%     $   16.63
Hopkinton, MA ........    159,800      12,523,000        78.37       100%          7.60
Portland, ME .........    149,500      16,241,000       108.64        99%         19.32
Manchester, NH .......    127,900      11,058,000        86.46       100%         15.29
Tampa, FL ............    122,400       8,665,000        70.79        92%         12.02
Boston, MA ...........    114,300      10,226,000        89.47        91%         23.64
Framingham, MA .......    111,400       7,156,000        64.24       100%         23.15
Portland, ME .........    104,600      11,803,000       112.84       100%         19.08
Andover, MA ..........     97,700       7,574,000        77.52       100%         15.70
Ann Arbor, MI ........     81,500       6,074,000        74.53       100%         12.07
Farmington, CT .......     68,100       5,522,000        81.09       100%         15.78
Nashua, NH ...........     66,200       4,544,000        68.64        95%         12.67
South Portland, ME ...     58,400       5,094,000        87.23       100%         13.55
Greenville, SC .......     49,600       1,883,000        37.96        94%         10.24
Greenville, SC .......     46,300       1,322,000        28.55        89%          9.72
Glastonbury, CT ......     40,900       3,784,000        92.52       100%         19.56
Glastonbury, CT ......     39,900       3,619,000        90.70       100%         18.26
Peabody, MA ..........     37,500       4,274,000       113.97       100%         19.55
Nashua, NH ...........     36,700       2,289,000        62.37       100%         14.83
South Portland, ME ...     31,800       3,306,000       103.96       100%         17.08
Raynham, MA ..........     27,300       2,586,000        94.73        81%         16.56
Boston, MA ...........     27,100       1,607,000        59.30       100%         20.11
Nashua, NH ...........     26,100       1,550,000        59.39        84%         15.04
South Portland, ME ...     18,400       1,715,000        93.21       100%         12.34
-----------------------------------------------------------------------------------------
Total ................  1,822,000    $148,407,000    $   81.45        98%     $   15.88
-----------------------------------------------------------------------------------------
RETAIL
-----------------------------------------------------------------------------------------
Aurora, IL ...........    361,100    $ 26,692,000    $   73.92        94%     $    8.08
Baltimore, MD ........    146,700       6,171,000        42.07       100%          6.35
Peabody, MA ..........    106,900       9,905,000        92.66       100%         11.75
Temple Terrace, FL ...    100,500       7,562,000        75.24        95%         10.02
Hagerstown, MD .......     40,200       1,332,000        33.13       100%          5.22
-----------------------------------------------------------------------------------------
Total ................    755,400    $ 51,662,000    $   68.39        96%     $    8.39
-----------------------------------------------------------------------------------------
                                     Net Carrying Value
LAND AND OTHER                          Dollars
-----------------------------------------------------------------------------------------
Portland, ME .........               $  2,320,000
Tampa, FL ............                    427,000
Mount Clemens, MI.....                     26,000
Hopkinton, MA ........                    202,000
-----------------------------------------------------------------------------------------
Total ................               $  2,975,000
-----------------------------------------------------------------------------------------



------------------------------------------------------------------------------------------------
                         Scheduled
                           Lease      Number
                        Expirations     of
OFFICE                  1999   2000   Tenants             Principal Tenant            Expiration
---------------------- ------ ------ --------- ------------------------------------- -----------
Somerset, NJ .........    1%    10%      13    Merrill Lynch                          06/30/01
Hopkinton, MA ........   --     --        1    EMC Corporation                        04/30/04
Portland, ME .........    5%    --       13    UNUM Life Insurance Co.                01/31/01
Manchester, NH .......   --     43%      12    Fleet Bank                             04/07/02
Tampa, FL ............   10%    40%      20    Olsten Kimberly Quality Care           02/28/02
Boston, MA ...........   --      4%       5    Cambridge Associates, Inc.             12/31/02
Framingham, MA .......   10%    42%      25    Dolphin Interconnect Solutions         11/30/00
Portland, ME .........    4%     1%       9    People's Heritage Bank                 07/31/04
Andover, MA ..........   15%    44%      12    Computer Associates                    12/31/02
Ann Arbor, MI ........   13%    --        2    Comshare, Inc.                         02/28/05
Farmington, CT .......   --     84%       4    McGraw-Hill Companies, Inc.            07/31/00
Nashua, NH ...........   22%     2%      13    Hesser, Inc.                           08/31/98
South Portland, ME ...   31%    42%      22    American Express Financial Advisors    04/30/02
Greenville, SC .......   18%    19%      25    S.C. Tax Commission                    06/30/01
Greenville, SC .......   --     14%       5    S.C. Voc. Rehab. Dept.                 11/30/98
Glastonbury, CT ......    6%    --        4    Hewlett-Packard Company                03/31/03
Glastonbury, CT ......   --     89%       4    Equator U.S.A., Inc.                   12/31/99
Peabody, MA ..........   --     --        1    Oxford & Associates, Inc.              10/31/01
Nashua, NH ...........   23%    18%      11    Puma                                   12/31/02
South Portland, ME ...   18%    52%       8    S.D. Warren Company                    01/31/00
Raynham, MA ..........    6%    --        8    Arbella Mutual Insurance Company       11/30/98
Boston, MA ...........   --     27%      10    N. E. Realty Resources, Inc.           11/03/03
Nashua, NH ...........    8%    --        4    Promis Systems Corp.                   05/31/01
South Portland, ME ...   31%    14%       5    Tufts Health Plan                      03/31/01
------------------------------------------------------------------------------------------------
Total ................    7%    21%     236
------------------------------------------------------------------------------------------------
RETAIL
------------------------------------------------------------------------------------------------
Aurora, IL ...........    2%     2%      30    Best Buy                               01/31/11
Baltimore, MD ........   11%     5%      14    Kmart Corp.                            11/30/05
Peabody, MA ..........   --     --        1    Bradlees, Inc.                         10/31/15
Temple Terrace, FL ...    3%     7%      18    Publix Super Market, Inc.              11/30/06
Hagerstown, MD .......   --     --        7    Giant Food Stores, Inc.                12/31/04
------------------------------------------------------------------------------------------------
Total ................    4%     3%      70
------------------------------------------------------------------------------------------------

                                                                      EXHIBIT C


                   MASSACHUSETTS GENERAL LAWS, CHAPTER 156B
                      SECTIONS 76 AND 86 TO 98, INCLUSIVE

     76. RIGHTS OF MINORITY STOCKHOLDER, ETC. A stockholder in any corporation which shall have voted to sell, lease or exchange all or substantially all its property and assets, or which shall have adopted any amendment of its articles of organization which adversely affects the rights of such stockholder, who objects to such action, in the manner provided in section eighty-six, shall be entitled, if such sale, lease or exchange shall have been consummated or such amendment shall have become effective, as the case may be, to demand payment for his stock from the corporation and an appraisal thereof in accordance with the provisions of sections eighty-six to ninety-eight, inclusive, and such stockholder and the corporation shall have the rights and duties and follow the procedure set forth in those sections.

                                     * * *

     86. RIGHT OF APPRAISAL. If a corporation proposes to take a corporate action as to which any section of this chapter provides that a stockholder who objects to such action shall have the right to demand payment for his shares and an appraisal thereof, sections eighty-seven to ninety-eight, inclusive, shall apply except as otherwise specifically provided in any section of this chapter. Except as provided in sections eight-two and eight-three, no stockholder shall have such right unless (1) he files with the corporation before the taking of the vote of the shareholders on such corporate action, written objection to the proposed action stating that he intends to demand payment for his shares if the action is taken and (2) his shares are not voted in favor of the proposed action.

     87. NOTICE OF STOCKHOLDERS MEETING TO CONTAIN STATEMENT AS TO APPRAISAL RIGHTS. The notice of the meeting of stockholders at which the approval of such proposed action is to be considered shall contain a statement of the rights of objecting stockholders. The giving of such notice shall not be deemed to create any rights in any stockholder receiving the same to demand payment for his stock, and the directors may authorize the inclusion in any such notice of a statement of opinion by the management as to the existence or non-existence of the right of the stockholders to demand payment for their stock on account of the proposed corporate action. The notice may be in such form as the directors or officers calling the meeting deem advisable, but the following form of notice shall be sufficient to comply with this section:

     "If the action proposed is approved by the stockholders at the meeting and effected by the corporation, any stockholder (1) who files with the corporation before the taking of the vote on the approval of such action, written objection to the proposed action stating that he intends to demand payment for his shares if the action is taken and (2) whose shares are not voted in favor of such action has or may have the right to demand in writing from the corporation (or, in the case of a consolidation or merger, the name of the resulting or surviving corporation shall be inserted), within twenty days after the date of mailing to him of notice in writing that the corporate action has become effective, payment for his shares and an appraisal of the value thereof. Such corporation and any such stockholder shall in such cases have the rights and duties and shall follow the procedure set forth in sections 88 to 98, inclusive, of chapter 156B of the General Laws of Massachusetts.

     88. NOTICE TO OBJECTING STOCKHOLDER THAT CORPORATE ACTION HAS BECOME EFFECTIVE. The corporation taking such action, or in the case of a merger or consolidation the surviving or resulting corporation, shall, within ten days after the date on which such corporate action became effective, notify each stockholder who filed written objection meeting the requirements of section eighty-six and whose shares were not voted in favor of the approval of such action, that the action approved at the meeting of the corporation of which he is a stockholder has become effective. The giving of such notice shall not be deemed to create any rights in any stock-holder receiving the same to demand payment for his stock. The notice shall be sent by registered or certified mail, addressed to the stockholder at his last known address as it appears in the records of the corporation.

     89. DEMAND FOR PAYMENT BY OBJECTING STOCKHOLDER. If within twenty days after the date of mailing of a notice under subsection (e) of section eighty-two, subsection (f) of section eighty-three, or section eighty-eight any stockholder to whom the corporation was required to give such notice shall demand in writing from the corporation taking such action, or in the case of a consolidation or merger from the resulting or surviving corporation, payment for his stock, the corporation upon which such demand is made shall pay to him the fair value of his stock within thirty days after the expiration of the period during which such demand may be made.

     90. DETERMINATION OF VALUE OF STOCK BY SUPERIOR COURT. If during the period of thirty days provided for in section eighty-nine the corporation upon which such demand is made and any such objecting stockholder fail to agree as to the value of such stock, such corporation or any such stockholder may within four months after the expiration of such thirty-day period demand a determination of the value of the stock of all such objecting stockholders by a bill in equity filed in the superior court in the county where the corporation in which such objecting stockholder held stock had or has its principal office in the commonwealth.

     91. BILL IN EQUITY TO DETERMINE VALUE OF STOCK OF OBJECTING STOCKHOLDERS ON FAILURE TO AGREE ON VALUE THEREOF ETC; PARTIES TO BILL ETC; SERVICE OF BILL ON CORPORATION; NOTICE TO STOCKHOLDER PARTIES ETC. If the bill is filed by the corporation, it shall name as parties respondent all stockholders who have demanded payment for their shares and with whom the corporation has not reached agreement as to the value thereof. If the bill is filed by a stockholder, he shall bring the bill in his own behalf and in behalf of all other stockholders who have demanded payment for their shares and with whom the corporation has not reached agreement as to the value thereof, and service of the bill shall be made upon the corporation by subpoena with a copy of the bill annexed. The corporation shall file with its answer a duly verified list of all such other stockholders, and such stockholders shall thereupon be deemed to have been added as parties to the bill. The corporation shall give notice in such form and returnable on such date as the court shall order to each stockholder party to the bill by registered or certified mail, addressed to the last known address of such stockholder as shown in the records of the corporation, and the court may order such additional notice by publication or otherwise as it deems advisable. Each stockholder who makes demand as provided in section eighty-nine shall be deemed to have consented to the provisions of this section relating to notice, and the giving of notice by the corporation to any such stockholder in compliance with the order of the court shall be a sufficient service of process on him. Failure to give notice to any stockholder making demand shall not invalidate the proceedings as to other stockholders to whom notice was properly given, and the court may at any time before the entry of a final decree make supplementary orders of notice.

     92. BILL IN EQUITY TO DETERMINE VALUE OF STOCK OF OBJECTING STOCKHOLDERS ON FAILURE TO AGREE ON VALUE THEREOF, ETC; ENTRY OF DECREE DETERMINING VALUE OF STOCK; DATE ON WHICH VALUE IS TO BE DETERMINED. After hearing the court shall enter a decree determining the fair value of the stock of those stockholders who have become entitled to the valuation of and payment for their shares, and shall order the corporation to make payment of such value, together with interest, if any, as hereinafter provided, to the stockholders entitled thereto upon the transfer by them to the corporation of the certificates representing such stock if certificated or if uncertificated, upon receipt of an instruction transferring such stock to the corporation. For this purpose, the value of the shares shall be determined as of the day preceding the date of the vote approving the proposed corporate action and shall be exclusive of any element of value arising from the expectation or accomplishment of the proposed corporate action.

     93. BILL IN EQUITY TO DETERMINE VALUE OF STOCK OF OBJECTING STOCKHOLDERS ON FAILURE TO AGREE ON VALUE THEREOF, ETC., COURT MAY REFER BILL, ETC., TO SPECIAL MAS-

TER TO HEAR PARTIES, ETC. The court in its discretion may refer the bill or any question arising thereunder to a special master to hear the parties, make findings and report the same to the court, all in accordance with the usual practice in suits in equity in the superior court.

     94. BILL IN EQUITY TO DETERMINE VALUE OF STOCK OF OBJECTING STOCKHOLDERS ON FAILURE TO AGREED ON VALUE THEREOF, ETC.; STOCKHOLDER PARTIES MAY BE REQUIRED TO SUBMIT THEIR STOCK CERTIFICATES FOR NOTATION THEREON OF PENDENCY OF BILL, ETC. On motion the court may order stockholder parties to the bill to submit their certificates of stock to the corporation for notation thereon of the pendency of the bill, and may order the corporation to note such pendency in its records with respect to any uncertificated shares held by such stockholder parties, and may on motion dismiss the bill as to any stockholder who fails to comply with such order.

     95. BILL IN EQUITY TO DETERMINE VALUE OF STOCK OF OBJECTING STOCKHOLDERS ON FAILURE TO AGREE ON VALUE THEREOF, ETC.; TAXATION OF COSTS, ETC.; INTEREST ON AWARD, ETC. The costs of the bill, including the reasonable compensation and expenses of any master appointed by the court, but exclusive of fees of counsel or of experts retained by any party, shall be determined by the court and taxed upon the parties to the bill, or any of them, in such manner as appears to be equitable, except that all costs of giving notice to stockholders as provided in this chapter shall be paid by the corporation. Interest shall be paid upon any award from the date of the vote approving the proposed corporate action, and the court may on application of any interested party determine the amount of interest to be paid in the case of any stockholder.

     96. STOCKHOLDER DEMANDING PAYMENT FOR STOCK NOT ENTITLED TO NOTICE OF STOCKHOLDERS' MEETINGS OR TO VOTE STOCK OR TO RECEIVE DIVIDENDS, ETC.; EXCEPTIONS. Any stockholder who has demanded payment for his stock as provided in this chapter shall not thereafter be entitled to notice of any meeting of stockholders or to vote such stock for any purpose and shall not be entitled to the payment of dividends or other distribution on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the date of the vote approving the proposed corporate action) unless:

   (1) A bill shall not be filed within the time provided in section ninety;

   (2) A bill, if filed, shall be dismissed as to such stockholder; or

   (3) Such stockholder shall with the written approval of the corporation, or in the case of a consolidation or merger, the resulting or surviving corporation, deliver to it a written withdrawal of his objections to and an acceptance of such corporate action.

     Notwithstanding the provisions of clauses (1) to (3), inclusive, said stockholder shall have only the rights of a stockholder who did not so demand payment for his stock as provided in this chapter.

     97. CERTAIN SHARES PAID FOR BY CORPORATION TO HAVE STATUS OF TREASURY STOCK, ETC. The shares of the corporation paid for by the corporation pursuant to the provision of this chapter shall have the status of treasury stock or in the case of a consolidation or merger the shares or the securities of the resulting or surviving corporation into which the shares of such objecting stockholder would have been converted had he not objected to such consolidation or merger shall have the status of treasury stock or securities.

     98. ENFORCEMENT BY STOCKHOLDER OF RIGHT TO RECEIVE PAYMENT FOR HIS SHARES TO BE EXCLUSIVE REMEDY; EXCEPTION. The enforcement by a stockholder of his right to receive payment for his shares in the manner provided in this chapter shall be an exclusive remedy except that this chapter shall not exclude the right of such stockholder to bring or maintain an appropriate proceeding to obtain relief on the ground that such corporate action will be or is illegal or fraudulent as to him.

                      (This page intentionally left blank)

                                                                      EXHIBIT D


          PROPOSED AMENDMENT TO SECTION 13.1 OF DECLARATION OF TRUST


     Section 13.1(b) shall be amended to read in its entirety as follows:

     The Trustees shall proceed to wind up the affairs of the Trust and all of the powers of the Trustees under this Declaration of Trust shall continue until the affairs of the Trust shall have been wound up, including the power to fulfill or discharge the contracts of the Trust, collect its assets, sell, convey, assign, exchange, transfer or otherwise dispose of all or any part of the remaining Trust Property to one or more persons at public or private sale for consideration which may consist in whole or in part of cash, securities or other property of any kind, discharge or pay its liabilities, and do all other acts appropriate to liquidate its business, including but not limited to the transfer of Trust Property to a liquidating trust or similar entity.

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF TRUSTEES OF

                                 MGI PROPERTIES

                                ----------------

                     PROXY--SPECIAL MEETING OF SHAREHOLDERS
                                October 14, 1998

                                ----------------

     The undersigned, a shareholder of MGI Properties (the "Trust"), does hereby appoint W. Pearce Coues and Phillip C. Vitali, and each of them, the true and lawful attorneys and proxies with full power of substitution, for and in the name, place and stead of the undersigned, to vote all of the common shares of the Trust which the undersigned would be entitled to vote if personally present at the Special Meeting of Shareholders of the Trust to be held in the Board Room, 33rd Floor, 225 Franklin Street, Boston, Massachusetts, on October 14, 1998, at 10:00 A.M., Local Time, or at any adjournment or adjournments thereof.

     The undersigned hereby revokes any proxy or proxies heretofore given and acknowledges receipt of a copy of the Notice of Special Meeting and Proxy Statement, both dated September 10, 1998.

     THIS PROXY WILL BE VOTED IN ACCORDANCE WITH ANY DIRECTIONS HEREIN GIVEN. UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED TO APPROVE THE PLAN OF COMPLETE LIQUIDATION AND TERMINATION OF THE TRUST.

   1. To approve the Plan of Complete Liquidation and Termination of the Trust described in Exhibit A to the Proxy Statement.

      [ ] FOR   [ ] AGAINST   [ ] ABSTAIN

   2. To approve the amendment to the Declaration of Trust described in Exhibit D to the Proxy Statement.

      [ ] FOR   [ ] AGAINST   [ ] ABSTAIN

   3. DISCRETIONARY AUTHORITY: To vote with discretionary authority with respect to all other matters which may come before the Meeting.

      [ ] FOR   [ ] AGAINST   [ ] ABSTAIN

NOTE: Your signature should appear the same as your name appears hereon. In signing as attorney, executor, administrator, trustee or guardian, please indicate the capacity in which signing. When signing as joint tenants, all parties in the joint tenancy must sign. When a proxy is given by a corporation, it should be signed by an authorized officer and the corporate seal affixed. No postage is required if mailed in the United States.

Signature: __________________________ Date ______________

Signature: __________________________ Date ______________


MARK HERE FOR ADDRESS CHANGE AND NOTE BELOW: ____________________